Exhibit 99.2

1 Third Quarter 2017 Results Investor Conference Call October 27, 2017 Quaker Chemical Corporation

Risks and Uncertainties Statement

Quaker
It's what's inside that counts.

Regulation G

The attached charts include Company information that does not conform to generally accepted accounting principles ("GAAP"). Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. This data should be read in conjunction with the Company's most recent annual report filed on Form 10-K as well as the third quarter earnings news release dated October 26, 2017, which has been furnished to the SEC on Form 8-K and the Company's Form 10-Q for the quarterly period ended September 30, 2017, which has been filed with the SEC.

Forward-Looking Statements

This presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors, including those related to the previously announced Houghton combination ("the Combination"), could also adversely affect us including, but not limited to:

- the risk that a required regulatory approval will not be obtained or is subject to conditions that are not anticipated or acceptable to us;
- the potential for regulatory authorities to require divestitures in connection with the Combination, which would result in a smaller than anticipated combined business;
- the risk that a closing condition to the Combination may not be satisfied in a timely manner;
- risks associated with the financing of the Combination;
- the occurrence of any event, change or other circumstance that could give rise to the termination of the share purchase agreement;
- potential adverse effects on Quaker Chemical's business, properties or operations caused by the implementation of the Combination;
- Quaker Chemical's ability to promptly, efficiently and effectively integrate the operations of Houghton International and Quaker Chemical;
- risks related to each company's distraction from ongoing business operations due to the Combination; and,
- the outcome of any legal proceedings that may be instituted against the companies following announcement of the share purchase agreement and transactions contemplated therein.

Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2016, the proxy statement filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Speakers Michael F. Barry Chairman of the Board, Chief Executive Officer & President Mary Dean Hall Vice President, Chief Financial Officer & Treasurer Robert T. Traub Vice President, General Counsel & Corporate Secretary Chart #1

Third Quarter 2017 Headlines ▪ 12% growth in net sales primarily driven by strong volume increase of 7% ▪ Net income of $11.1 million and earnings per diluted share of $0.83 includes the impact of $9.7 million or $0.52 per diluted share of Houghton combination - related expenses ▪ 6% increase in non - GAAP earnings per diluted share to $1.32 ▪ Solid earnings drives 4% increase in adjusted EBITDA to $29.4 million Chart #2

Chairman Comments Third Quarter 2017 ▪ Third Quarter 2017 x Net sales of $212.9 million driven by increases in organic volume on continued market share gains and increased production in some end markets x Strong volumes drove higher gross profit despite a decline in gross margin primarily due to higher raw material costs and changes in product mix x Operating income benefited from continued discipline in managing SG&A, leveraging significant net sales growth in the quarter x Strong operating performance coupled with a lower tax rate drove a 6% increase in non - GAAP earnings per diluted share to $1.32 and a 4% increase in adjusted EBITDA to $29.4 million ▪ 2017 Outlook x Market share gains and leveraging of past acquisitions will continue to help offset market challenges x Expect gross margins to trend upwards over the next few quarters, gradually heading back to the 37% target Chart #3 Overall, we remain confident in our future and expect 2017 to be another good year for Quaker, as we expect to increase non - GAAP earnings and adjusted EBITDA for the eighth consecutive year

▪ Net sales increase of 12% due to organic volume growth of 5%, increases primarily from the Q4’16 acquisition of Lubricor of 2%, an increase from changes in price and product mix of 3% and a positive impact from FX of 2% ▪ Lower gross margin of 35.1% in Q3’17 compared to 37.2% in Q3’16 primarily due to changes in raw material costs and the mix of certain products sold ▪ Houghton combination - related expenses of $9.7 million or $0.52 per diluted share in Q3’17 compared to $1.2 million or $0.08 per diluted share in Q3’16 ▪ Operating income benefited from continued discipline in managing SG&A costs, leveraging significant sales growth ▪ Lower effective tax rate of 22.1% due to a current year accounting standard adoption ▪ Positive impact from FX translation of approximately 1% or $0.02 per diluted share ▪ Non - GAAP EPS of $1.32 up 6% and adjusted EBITDA of $29.4 million up 4% ▪ Year - to - date net operating cash flow of $40.8 million compared to $53.0 million in the prior year period, primarily due to outflows of $12.7 million for Houghton combination - related expenses in the current year and higher levels of cash invested in working capital due to Company’s strong sales growth Chart #4 Financial Highlights Third Quarter 2017

Chart #5 Financial Snapshot ($ Millions unless otherwise noted) Q3 2017 Q3 2016 YTD 2017 YTD 2016 Net Sales 212.9 190.4 609.0 555.4 Gross Profit 74.8 70.9 217.5 210.3 Gross Margin 35.1% 37.2% 35.7% 37.9% SG&A 51.1 47.9 148.7 144.7 Combination-related expenses 9.7 1.2 23.1 1.2 Operating Income 14.0 21.9 45.7 64.4 Operating Margin 6.6% 11.5% 7.5% 11.6% Net Income Attributable to Quaker Chemical Corporation 11.1 16.0 30.0 44.0 Earnings Per Diluted Share 0.83 1.21 2.25 3.32 Non-GAAP Earnings Per Diluted Share 1.32 1.25 3.74 3.34 Adjusted EBITDA 29.4 28.3 85.6 80.9 Adjusted EBITDA Margin 13.8% 14.9% 14.1% 14.6% Net Cash 36.0 22.7 --- --- Net Operating Cash Flow 20.0 17.0 40.8 53.0 Effective Tax Rate 22.1% 28.3% 32.5% 31.0%

Chart #6 Strong organic volumes continue to drive top line growth Product Volume by Quarter and Year in Thousands of Kilograms 115,000 135,000 155,000 175,000 195,000 215,000 235,000 255,000 25,000 30,000 35,000 40,000 45,000 50,000 55,000 60,000 65,000 70,000 Full Year Volume Quarter Volume Quarter Volume Full Year Volume

28.1% 35.0% 35.6% 32.7% 33.8% 35.9% 35.8% 37.7% 37.5% 20.0% 25.0% 30.0% 35.0% 40.0% 2008 2009 2010 2011 2012 2013 2014 2015 2016 Gross Margin Percentage 37.2% 36.5% 36.4% 35.7% 35.1% 20.0% 25.0% 30.0% 35.0% 40.0% Q3 2016 Q4 2016 Q1 2017 Q2 2017 Q3 2017 Gross Margin Percentage Chart #7 Gross margins challenged due to changes in raw material costs and mix of products sold, but expect to trend upwards over the next few quarters gradually heading back to the 37% target Gross Margin Percentage Trends

$40.1 $44.2 $66.8 $73.0 $80.9 $89.6 $99.8 $101.6 $106.6 $106.2 $111.3 6.9% 9.8% 12.3% 10.7% 11.4% 12.3% 13.0% 13.8% 14.3% 14.4% 13.9% 2008 2009 2010 2011 2012 2013 2014 2015 2016 Trailing Twelve Months Q3 2016 Trailing Twelve Months Q3 2017 Adjusted EBITDA ($ Mils.) Adjusted EBITDA Margin (%) FY 2008 – Q3 2017 CAGR: 12.4% +700 Margin bps Chart #8 Adjusted EBITDA Baseline Historical Performance

-$120 -$80 -$40 $0 $40 $80 $120 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q3 2017 $ Millions Cash ST/LT Debt Net Cash (Debt) Chart #9 Continued strong cash flow generation and balance sheet Balance Sheet Cash and Debt

APPENDIX

Chart #10 Non - GAAP EPS Reconciliation Q3 2017 Q3 2016 YTD 2017 YTD 2016 GAAP earnings per diluted share 0.83$ 1.21$ 2.25$ 3.32$ Equity income in a captive insurance company per diluted share (0.03) (0.04) (0.11) (0.07) Houghton combination-related expenses per diluted share 0.52 0.08 1.47 0.08 U.S. pension plan settlement charge per diluted share - - 0.09 - Cost streamlining initiative per diluted share - - 0.01 - Currency conversion impacts of the Venezuelan bolivar fuerte per diluted share 0.00 - 0.03 0.01 Non-GAAP earnings per diluted share 1.32$ 1.25$ 3.74$ 3.34$

Chart #11 Adjusted EBITDA Reconciliation Q3 2017 Q3 2016 YTD 2017 YTD 2016 Net income attributable to Quaker Chemical Corporation 11,142 16,008 30,040 43,969 Depreciation and amortization 5,017 4,868 14,954 14,788 Interest expense 793 758 2,229 2,226 Taxes on income before equity in net income of associated companies 3,140 6,121 14,229 19,664 Equity income in a captive insurance company (400) (597) (1,427) (952) Houghton combination-related expenses 9,675 1,157 23,088 1,157 U.S. pension plan settlement charge - - 1,860 - Cost streamlining initiative - - 286 - Currency conversion impacts of the Venezuelan bolivar fuerte 35 - 375 88 Adjusted EBITDA 29,402 28,315 85,634 80,940 Adjusted EBITDA Margin (%) 13.8% 14.9% 14.1% 14.6%

Adjusted EBITDA Reconciliation

Quaker
It's what's inside that counts.

	2008	2009	2010	2011	2012	2013	2014	2015	2016
Net income	9,833	16,058	32,120	45,892	47,405	56,339	56,492	51,180	61,403
Depreciation	10,879	9,525	9,867	11,455	12,252	12,339	12,306	12,395	12,557
Amortization	1,177	1,078	988	2,338	3,106	3,445	4,325	6,811	7,009
Interest expense	5,509	5,533	5,225	4,666	4,283	2,922	2,371	2,585	2,889
Taxes on income before equity in net income of associated companies	4,977	7,065	12,616	14,256	15,575	20,489	23,539	17,785	23,226
Equity loss (income) from a captive insurance company	1,299	162	(313)	(2,323)	(1,812)	(5,451)	(2,412)	(2,078)	(1,688)
Non-cash gain from the purchase of an equity affiliate	-	-	-	(2,718)	-	-	-	-	-
Equity affiliate out of period charge	-	-	564	-	-	-	-	-	-
Restructuring expense (credit)	2,916	2,289	-	-	-	-	-	6,790	(439)
Transition costs related to key employees	3,505	2,443	1,317	-	609	-	-	-	-
Houghton combination-related expenses	-	-	-	-	-	-	-	-	1,531
Verkol transaction-related expenses	-	-	-	-	-	-	-	2,813	-
U.K. pension plan amendment	-	-	-	-	-	-	902	-	-
Customer bankruptcy costs	-	-	-	-	1,254	-	825	328	-
Cost streamlining initiatives	-	-	-	-	-	1,419	1,166	173	-
Non-income tax contingency charge	-	-	4,132	-	-	796	-	-	-
Change in acquisition-related earnout liability	-	-	-	(595)	(1,737)	(497)	-	-	-
Mineral oil excise tax refund	-	-	-	-	-	(2,540)	-	-	-
Currency conversion impacts of the Venezuelan Bolivar	-	-	322	-	-	357	321	2,806	88
Adjusted EBITDA	40,095	44,153	66,838	72,971	80,935	89,618	99,835	101,588	106,576
Adjusted EBITDA Margin (%)	6.9%	9.8%	12.3%	10.7%	11.4%	12.3%	13.0%	13.8%	14.3%

Chart #12

TTM Adjusted EBITDA Reconciliation

Quaker
It's what's inside that counts.

	I = G + H Trailing Twelve Months Q3 2017	H YTD Q3 2017	G = F - D Last Three Months 2016	F FY 2016	E = C + D Trailing Twelve Months Q3 2016	D YTD Q3 2016	C = B - A Last Three Months 2015	B FY 2015	A YTD Q3 2015
Net income	47,474	30,040	17,434	61,403	55,362	43,969	11,393	51,180	39,787
Depreciation	12,552	9,464	3,088	12,557	12,635	9,469	3,166	12,395	9,229
Amortization	7,180	5,490	1,690	7,009	7,132	5,319	1,813	6,811	4,998
Interest expense	2,892	2,229	663	2,889	2,920	2,226	694	2,585	1,891
Taxes on income before equity in net income of associated companies	17,791	14,229	3,562	23,226	21,825	19,664	2,161	17,785	15,624
Equity income from a captive insurance company	(2,163)	(1,427)	(736)	(1,688)	(1,809)	(952)	(857)	(2,078)	(1,221)
Restructuring (credit) expense	(439)	-	(439)	(439)	6,790	-	6,790	6,790	
Houghton combination-related expenses	23,462	23,088	374	1,531	1,157	1,157	-	-	-
Verkol transaction-related expenses	-	-	-	-	-	-	-	2,813	2,813
Customer bankruptcy costs	-	-	-	-	149	-	149	328	179
U.S. pension plan settlement charge	1,860	1,860	-	-	-	-	-	-	-
Cost streamlining initiatives	286	286	-	-	-	-	-	173	173
Currency conversion impacts of the Venezuelan bolivar fuerte	375	375	-	88	88	88	-	2,806	2,806
Adjusted EBITDA	111,270	85,634	25,636	106,576	106,249	80,940	25,309	101,588	76,279
Adjusted EBITDA Margin (%)	13.9%	14.1%	13.4%	14.3%	14.4%	14.6%	13.8%	13.8%	13.8%

Chart #13